Exhibit 99.1

Dollar Tree Stores, Inc. Reports Record First Quarter Earnings Per Share Of $0.31; Company Reaffirms Second Quarter and Full Year
Guidance

    CHESAPEAKE, Va.--(BUSINESS WIRE)--May 26, 2004--Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported record first-quarter earnings per share of $0.31 for the period ended May 1, 2004. As previously reported, sales for the quarter were $710.3 million, a 15.4% year-over-year increase.
    "We are using our supply-chain systems to drive incremental improvements throughout the organization," President and CEO Bob Sasser said. "Our inventory controls are better, and the flow of product into the distribution centers and stores is much improved over last year. Point-of-sale data is allowing us to put more of the right product into the stores, and replenish basic and seasonal goods in a timely manner. Lower markdowns, improved shrink, and better inventory management are tangible benefits that we saw this quarter."
    Gross margin was 35.4%, equal to last year's first quarter. Increased purchases of lower margin domestic goods and loss of leverage on fixed occupancy costs were offset by improvements in shrink and markdowns. Selling, general and administrative expenses, as a percentage of sales, were 27.1%, compared to 26.5% in the same quarter last year. Depreciation expense, as a percentage of sales, increased 0.25% compared to last year's first quarter, due to investments in stores, supply-chain technology, and continued point-of-sale conversions. Loss of leverage on operating expenses was partially offset by improvements in payroll and related expenses.
    In November 2002, the Company's Board of Directors authorized a $200 million share repurchase program. During the first quarter of 2004, the Company bought approximately 700,000 shares of its common stock, for $20.9 million. Cumulative repurchases against the $200 million authorization now stand at approximately $59 million.
    As previously announced, the Company estimates sales for the second quarter to be in the range of $700-$715 million, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive. Pre-tax profit margin for the quarter is expected to be at least 7.0%. For the full year, the Company estimates sales to be in the range of $3.2-$3.3 billion, based on square footage growth of approximately 20% and comparable-store sales growth of slightly positive to 3%. The Company continues to expect earnings growth of at least 14% compared to last year.
    On Wednesday, May 26, 2004, the Company will host a conference call to discuss its earnings results at 4:45 p.m. EDT. The telephone number for the call is 703-464-5612. A recorded version of the call will be available until midnight Monday, May 31, and may be accessed by dialing 703-925-2533, and the access code is 461114. A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall's website, www.Vcall.com, and will remain on-line until midnight Monday, May 31. Any financial and statistical information related to the call can be accessed through the "Investor Relations / SEC Filings / Non-GAAP Measures" section of Dollar Tree's website.
    The Company's regular, pre-recorded business update will be available Tuesday, July 6, 2004, by 5:00 p.m. EDT, and will remain on-line through Friday, July 9, 2004. Interested parties can access the Company's update by dialing (757) 321-5TRE.
    Dollar Tree operated 2,579 stores in 47 states as of May 1, 2004. During the first fiscal quarter of 2004, the Company opened 79 stores, closed 13 stores, and expanded or relocated 43 stores. The Company's retail selling square footage totaled approximately 18.1 million at May 1, 2004, a 30% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.
    A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second-quarter sales, square footage growth and pre-tax profit margin, and full year sales, square footage growth and earnings growth. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 13, 2004 and our Quarterly Report on Form 10-Q filed December 11, 2003. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.



                       DOLLAR TREE STORES, INC.
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)



                                      May 1,     Jan. 31,      May 3,
                                      2004        2004         2003
                                  ----------   ----------   ----------
Cash and cash equivalents         $  146,690   $  168,685   $   89,873
Short-term investments                97,500            -       87,185
Merchandise inventories              565,219      525,643      496,904
Other current assets                  29,094       28,241       27,260
                                  ----------   ----------   ----------
Total current assets                 838,503      722,569      701,222
                                  ----------   ----------   ----------

Property and equipment, net          636,887      613,214      520,204
Intangibles, net                     123,596      123,738       38,358
Other assets, net                     21,646       20,785       18,759
                                  ----------   ----------   ----------
Total assets                      $1,620,632   $1,480,306   $1,278,543
                                  ==========   ==========   ==========



Current portion of long-term debt $   19,000   $   25,000   $   25,000
Accounts payable                     139,059      114,972       89,644
Other current liabilities             85,408       88,095       76,531
Income taxes payable                  30,085       37,035       14,049
                                  ----------   ----------   ----------
Total current liabilities            273,552      265,102      205,224
                                  ----------   ----------   ----------

Long-term debt, excluding current
 portion                             250,000      142,568      142,422
Other liabilities                     62,291       58,114       50,585
                                  ----------   ----------   ----------

Total liabilities                    585,843      465,784      398,231
                                  ----------   ----------   ----------

Shareholders' equity               1,034,789    1,014,522      880,312
                                  ----------   ----------   ----------

Total liabilities and
 shareholders' equity             $1,620,632   $1,480,306   $1,278,543
                                  ==========   ==========   ==========

STORE DATA:
Number of stores open at end
 of period                             2,579        2,513        2,319
Total selling square footage
 (in thousands)                       18,070       16,878       13,879


                       DOLLAR TREE STORES, INC.
               Condensed Consolidated Income Statements
             (Dollars in thousands, except per share data)



                                                 First Quarter ended
                                                ----------------------
                                                    May 1,     May 3,
                                                    2004       2003
                                                 ---------  ---------

Net sales                                         $710,330   $615,568

Cost of sales                                      459,189    397,780

Gross profit                                       251,141    217,788
                                                      35.4%      35.4%

Selling, general & administrative expenses         192,482    163,297
                                                      27.1%      26.5%

Operating income                                    58,659     54,491
                                                       8.3%       8.9%

Interest expense, net                               (2,078)    (1,248)
Other income (expense)                                 610         83

Income before income taxes                          57,191     53,326
                                                       8.1%       8.7%

Income tax expense                                  22,041     20,531

Net income                                          35,150     32,795
                                                       4.9%       5.3%

Net earnings per share:
  Basic                                           $   0.31   $   0.29
  Weighted average number of shares                113,814    114,258

  Diluted                                         $   0.31   $   0.29
  Weighted average number of shares                114,667    114,531



                       DOLLAR TREE STORES, INC.
            Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)



                                                     Quarter ended
                                                ---------------------
                                                   May 1,     May 3,
                                                   2004       2003
                                                ---------- ----------

Cash flows from operating activities:
   Net income                                   $  35,150  $  32,795
                                                ---------- ----------
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                28,533     23,169
      Other non-cash adjustments                    3,936      5,323
      Changes in working capital                  (23,531)  (115,586)
                                                ---------- ----------
         Total adjustments                          8,938    (87,094)
                                                ---------- ----------
           Net cash provided by (used in)
            operating activities                   44,088    (54,299)
                                                ---------- ----------

Cash flows from investing activities:
   Capital expenditures                           (52,544)   (63,336)
   Purchase of short-term investments             (97,500)   (28,360)
   Proceeds from maturities of short-term
    investments                                         -      4,700
   Acquisition of favorable lease rights             (251)         -
   Proceeds from sale of property and equipment         -         29
                                                ---------- ----------
           Net cash used in investing activities (150,295)   (86,967)
                                                ---------- ----------
Cash flows from financing activities:
   Proceeds from long-term debt                   250,000          -
   Repayment of long-term debt and facility fees (148,568) (6,000) Principal payments under capital lease
    obligations                                    (1,140)    (1,657)
   Proceeds from stock issued pursuant to stock-
    based compensation plans                        4,828      1,494
   Payments for share repurchases                 (20,908)         -
                                                ---------- ----------
           Net cash provided by (used in)
            financing activities                   84,212     (6,163)
                                                ---------- ----------
Net decrease in cash and cash equivalents         (21,995)  (147,429)
Cash and cash equivalents at beginning of period  168,685    237,302
                                                ---------- ----------
Cash and cash equivalents at end of period      $ 146,690  $  89,873
                                                ========== ==========

    CONTACT: Dollar Tree Stores, Inc., Chesapeake
             Erica Robb or Adam Bergman, 757-321-5000 www.DollarTree.com